Exhibit 10.3

Redacted Copy

AMENDED AND RESTATED DIGITAL RETRANSMISSION CONSENT AGREEMENT

This Amended and Restated Digital Retransmission Consent Agreement (this “Restatement”) is entered into as of the 1st day of January, 2009, (the “Effective Date”) by and between, on the one hand, Hearst-Argyle Television, Inc. (“Broadcaster”), on its own behalf and on behalf of the broadcast stations listed on Attachment 1 hereto, which stations are owned or managed by Broadcaster or by an entity controlled by, controlling, or under common control with (an “Affiliate” of) Broadcaster as of the date hereof (“Station” or “Stations”), and, on the other hand,  Comcast Cable Communications, LLC (“Operator”).

WHEREAS, each Station transmits, or in the future may transmit, a broadcast television signal in a digital format (“Signal”), in addition to transmitting a broadcast signal in an analog format prior to and as of the Effective Date;

WHEREAS, each Station has a corresponding station (such corresponding station an “Analog Station”) that transmits a broadcast television signal in an analog format (such analog signal such Station’s “Corresponding Analog Signal,” and for purposes hereof, each reference herein to a Station’s analog signal shall mean such Station’s Corresponding Analog Signal);

WHEREAS, Operator and/or an entity or entities controlled by, controlling, or under common control with (an “Affiliate” of) Operator owns, operates, or manages cable television systems, as defined below, (“System” or “Systems”) and the Systems that, as of the date hereof, retransmit a Station’s Signal are listed on Attachment 2;

WHEREAS, Operator and Broadcaster entered into a Digital Retransmission Consent Agreement, dated August 5, 2005, (the “Current Agreement”), and an Analog Retransmission Consent Agreement, also dated August 5, 2005, as amended (“Analog Agreement”) (the Current Agreement and Analog Agreement are collectively referred to herein as the “Prior Agreements”); and

WHEREAS, Broadcaster and Operator desire to have the Signals of the Stations retransmitted over such Systems as provided in this Restatement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreement set forth herein, the parties agree as follows:

1.                                                                                       Retransmission Consent.

(a)                                  For the term of this Restatement, Broadcaster hereby grants to each System * which Signal shall be delivered by Station in a digital form compliant with Advanced Television Systems Committee (“ATSC”) standards A/52, A/53, A/54, A/57 and A/65 (or the respective successors thereto), at such time as such Signal may be transmitted by such Station, and to simultaneously retransmit such Signal * to such System’s Subscribers, subject to the provisions of this Restatement.  A System, for purposes of this Restatement, shall be a “cable

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

system” as that term is defined in Section 602 of the Communications Act of 1934, as amended, and, in addition, shall include SMATV systems, but it shall not include any means of direct distribution of television signals to Subscribers via satellite, wireless technology (other than wireless delivery within a Subscriber’s premises of a signal delivered to the premises by wireline technology), telephony, or the Internet (it being agreed, however, that the foregoing shall not prohibit distribution of a Signal via a secure and closed transmission path within the Service Area, as hereafter defined, utilizing Internet Protocol, but not by the public Internet (i.e., the World Wide Web).  *

(b)                                 *

(c)                                  In the event that Broadcaster or an Affiliate of Broadcaster sells, assigns or otherwise divests of a Station then Broadcaster or Affiliate of Broadcaster agrees *.

2.                                                                                       Carriage.

(a)                                  Carriage By Operator.

(1)                                  Operator shall be obligated to retransmit the Signal of each * Station (as defined below) * in accordance with this Restatement on each Upgraded System (as defined below) provided, however, the following shall apply such that: * Operator shall be obligated to retransmit such Signal in its original form and without alteration, time compression, any deletion or addition of any type, or material degradation except for (x) remodulation by Operator in accordance with this Restatement; (y) alterations specifically permitted under this Restatement * ; and (z) deletions of particular programming or data required by any applicable law or FCC rules. Under no circumstances shall Operator remove any chyron-generated network, Station, or program logos and/or identifiers contained within the Signal.  *

(2)                                  For the term of this Restatement, and subject to the other terms and conditions contained herein, each Upgraded System (as defined below) shall carry the Signal of each pertinent * Station * over each node of such Upgraded System, and make such Signal available to Subscribers *. For purposes hereof, an “Upgraded System” shall mean * with respect to Operator’s obligations under the foregoing sentences of this Section, Operator shall have the following grace periods before being obligated to begin providing the Signal to its Subscribers:  (a)  * from the date of execution of this Restatement with respect to any * Station that is transmitting a Signal as of such date, unless the Signal of such * Station is already being carried on the Upgraded System, in which event the carriage shall continue uninterrupted; (b) * from the date that any * Station first begins transmitting a Signal, if such Station is not doing so on the date of execution of this Restatement; and (c) with respect to a * Station (as applicable) or an Upgraded System *. At all times during the Term, the Signal shall be contained within a 19.4 megabit per second data stream (less approximately 100 kilobits per second for Operator’s in-band A-56 System information), and the Signal shall consist of *.

(3)                                  For purposes hereof:

a.                                       “ *  Station” shall mean *

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

b.                                      *

(4)                                  *

(5)                                  Notwithstanding anything to the contrary contained in this Restatement, all content inserted into the Signal by Broadcaster and all interactions by Subscribers directly with the Signal shall, as between Operator and Broadcaster, be the sole property of Broadcaster.

(6)                                  Each Station shall provide Operator with advance written notice regarding changes in its programming (including in respect of multiple channels) in order for Operator to * in accordance with this Restatement and/or to enable Operator to comply with applicable law and/or FCC regulations or in order to permit Operator to *.

(7)                                  At Operator’s request, each Station shall provide the Systems carrying such Station with a reasonably detailed description of those of the Signal’s packet identifiers (“PIDs”) *.

(b)                                 Channel Position.

Each Upgraded System that carries a Signal shall carry such Signal in its original form (except as required or permitted herein) and shall take no action to prevent such Signal from appearing, from the viewer’s perspective, to be a separate channel * on such System.  *  Each System shall notify its Subscribers of the channel location(s) on which the applicable Signal is being carried in such System. *

(c)                                  Electronic Program Guide.

If Operator maintains in a System an electronic programming guide over which Operator has editorial control and which is primarily intended to be viewed on television sets, the program schedule for the Signal shall be included in such guide * .  Logos of Broadcaster may be used by Operator for promotional or informational purposes, subject to Broadcaster’s prior approval.  Notwithstanding the above, use of such logos in routine promotional materials such as program guides and listings shall be deemed approved, provided use of the logos in such guides and listings is consistent with any written guidelines provided to Operator by Broadcaster concerning same or Broadcaster specifically notifies Operator to the contrary. Upon Broadcaster’s written request, Operator shall send any printed guide to Broadcaster.

(d)                                 Copyright.

(1)                                  Carriage of the Signals pursuant to this Restatement shall not convey the copyrights of or to the underlying programming transmitted by the Stations.   Subject to Section 2(d)(2), Operator shall bear the sole cost and responsibility for ensuring that Operator’s retransmission of all copyrighted programs included in the Signals and all elements thereof are appropriately licensed for retransmission on the applicable System, whether under

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

compulsory copyright license pursuant to 17 U.S.C. § 111, or otherwise.

(2)                                  If Section 111 of the Copyright Act (cable compulsory copyright) is repealed or is deemed not to apply to retransmission of digital television stations, and, as a result, Operator’s copyright liability for retransmission of the Station’s programming *.

(e)                                  *

(f)                                    Technical Provisions.

                                                                                                                                                * Operator agrees to deliver to Subscribers the Signal as received from a Station without material degradation (except as permitted herein, provided it shall not be required to be better than the Signal as received from such Station), * Notwithstanding the foregoing, it is understood that customer premises equipment, including, but not limited to, set-top boxes and television sets, may not be compatible with the Signal.  Operator shall have no responsibility for the inability of such equipment, whether provided by Operator or the Subscriber, to process the Signal as delivered by Operator.

(g)                                 *

(h)                                 Non-Duplication and Syndicated Exclusivity Protection.

(1)                                  *

(2)                                  Digital Signals.  Provided a Station (if otherwise entitled by law to non-duplication or syndicated exclusivity protection pursuant to contract) provides Operator or any System a written request with respect to non-duplication of network programming or syndicated exclusivity of that Station’s Digital Signal, Operator agrees to comply with such request as against imported digital broadcast signals from outside that Station’s DMA to the extent required under then-current FCC rules.

(i)                                     Charges of Separate Fee.

Neither party hereto shall charge or seek to charge any System Subscriber a separate fee specifically for receipt of or the ability to view all or any portion of any Signal of any Station without the prior written consent of the other party hereto.  The parties agree that a charge levied by Operator for a digital set-top box or other hardware or technology (including software) shall not be considered a “fee” for purposes of this Section.

3.                                                                                       Term.

(a)                                  The Term of this Restatement shall be for the period commencing on the Effective Date and ending on * .

(b)                                 *

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

4.                                                                                       Representations and Warranties.

(a)                                  Each party represents and warrants to the other party that (i) it is an entity (or a division of an entity) duly organized and validly existing under the laws of the state of its organization; (ii) it has the requisite power and authority to enter into this Restatement and to perform fully its obligations hereunder; and (iii) it is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder.

(b)                                 Operator further represents and warrants that (i) it or an Affiliate of it, or a *, owns, operates, or manages each System; (ii) each System is a “cable system” as defined in Section 602 of the Communications Act of 1934, as amended, or otherwise is a multichannel video programming distributor (“MVPD”) authorized to receive the applicable Signal(s) hereunder; (iii) all Systems * as of the Effective Date are listed on Attachment 2; (iv) it holds all franchises or governmental authorizations necessary to operate each System in each area it serves; (v) it has, together with the rights granted to it hereunder, acquired all necessary rights, licenses, consents, permissions, and authorizations, including copyrights, patents, trademarks, service marks, and trade names necessary for Operator to perform its obligations under this Restatement and during the Term it shall continue to maintain or obtain same, it being understood that the obligation for licensing of and payment for copyrighted programming shall be in accordance with Section 2(d) above; and (vi) it will not contest Broadcaster’s assertion that each of the Stations listed on Attachment 1 has timely and lawfully notified each System in its respective DMA of its election of retransmission consent for the Term covered by this Restatement and that Broadcaster and each Station have complied in every respect with all existing federal, state, and local laws related or applicable to the negotiation and execution of this Restatement.

(c)                                  Broadcaster further represents and warrants that (i) it currently is authorized to act as agent for each of the Stations with respect to this Restatement; (ii) it has all necessary rights, licenses, consents, permissions, and authorizations to execute this Restatement on behalf of each Station and to broadcast the programming on the Stations, and during the Term it shall continue to maintain or obtain the same; (iii) it will not contest Operator’s assertion that (x) Operator has complied in every respect with all existing federal, state, and local laws related or applicable to the negotiation and execution of this Restatement, and (y) Operator has satisfied all carriage obligations for the signals of any broadcast stations prior to the date hereof. *

5.                                                                                       Digital Transition.

(a)                                  If, during the Term, an Analog Station returns its analog broadcast spectrum to the FCC (or other designated governmental agency) in accordance with the government-mandated digital transition scheduled as of the date hereof for February 17, 2009 or such Analog Station permanently ceases transmitting its Analog Signal for any other purpose other than as a result of a force majeure event as described in Section 7 herein (collectively and for each such Analog Station individually, the “Digital Transition”), then the carriage obligations hereunder associated with the Corresponding Analog Signal of such Analog Station

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

and the pertinent System(s) shall terminate and be of no further force and effect during the remainder of Term.

(b)                                 In the event of a Station’s Digital Transition:

*

(c)                                  * (ii)  NTSC closed captioning in the MPEG user data in CEA-708 format per ATSC A/53 including CEA-608 compatibility bytes (CC types 00 and 01) to enable receiving and/or System devices to properly reconstruct captioning on analog VBI line 21 fields 1 and 2, and XDS “V-Chip” program ratings data in the CEA-608 compatibility bytes to enable receiving and/or System devices to properly reconstruct V-Chip information in XDS format on analog VBI line 21 field 2; and *

6.                                                                                       *

7.                                                                                       Force Majeure.

Neither Broadcaster nor Operator shall be liable to the other, nor shall either be considered to be in default of this Restatement, for any delays, pre-emptions, or other failure to perform when such delays, pre-emptions, or failures are due to any cause beyond the control of the party whose performance is so affected, including, without limitation, an act of God, fire, war, strike, lock-out, riot, labor dispute, national disaster, technical failure (including the failure of all or part of the equipment of such party or of any third party), loss of utility service or facilities, failure of performance of any entity with which (1) Broadcaster or any Station has a contract for the supply of programming or (2) Operator or any System has a contract for the supply of equipment or services or any other reason beyond the control of the party whose performance is prevented during the period of such occurrence (excluding mere financial inability or financial difficulty of any kind), including any legal prohibition, decree, regulation, or requirement of any governmental authority having jurisdiction.  In the event of any such delay, preemption, or failure, the affected performing party shall promptly notify the other party of the nature and anticipated length of continuance of such force majeure, and during such period each party shall exercise its reasonable efforts to cure any such delays and the cause thereof and shall be excused from performance under the terms of this Restatement for the period of time during which these conditions continue.

8.                                                                                       Termination.

Either party may terminate this Restatement, effective at any time, by giving the other party written notice, if the other party has materially breached this Restatement and such breach is not cured within thirty (30) days of such notice, or, if the breach cannot be cured within 30 days, if the breaching party has not made best efforts to commence the cure within said 30 days and has not thereafter expeditiously followed the cure to conclusion.

9.                                                                                       Reservation of Rights.

This Restatement conveys to Operator only those rights that are expressly stated

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

herein.  All other rights with regard to the Stations’ Signals not specifically granted herein and for which Operator would need a license from Broadcaster to enjoy are reserved to Broadcaster and to the Stations.  Nothing herein shall affect any other rights that Broadcaster or the Stations may have in relation to Operator or any System, including but not limited to syndicated exclusivity or network non-duplication rights.

10.                                                                                 Indemnity.

(a)                                  Operator and Broadcaster shall each indemnify, defend, and forever hold harmless the other, the other’s affiliated companies, and their respective officers, directors, employees, and partners, against and from all liabilities, claims, costs, damages, and expenses (including, without limitation, reasonable counsel fees, disbursements, and court and administrative costs) arising out of any material breach by them of any warranty, covenant, or representation contained herein.

(b)                                 Subject to and limited by Operator’s undertakings set out in Section 2(d) of this Restatement, Broadcaster will further indemnify and hold Operator harmless from and against any and all losses, liabilities, claims, costs, damages, and expenses (including, without limitation, reasonable counsel fees, disbursements, and administrative or court costs) arising out of * .

(c)                                  As between Operator and Broadcaster, Operator shall pay and hold Broadcaster harmless from and against all taxes, franchise fees, and other similar charges (other than taxes based on Broadcaster’s net income or specifically relating to Broadcaster and/or any Station) arising out of the provision of the Signal to Operator’s Subscribers by any of the Systems or Operator’s use of equipment to deliver the Signal.  Operator will further indemnify and hold Broadcaster harmless from and against any and all losses, liabilities, claims, costs, damages, and expenses (including, without limitation, reasonable counsel fees, disbursements, and administrative or court costs) arising out of *.

(d)                                 The indemnities contained in this Section 10 shall survive the expiration or termination of this Restatement.

11.                                                                                 Announcement.

Any press release relating to the signing of this Restatement shall be approved by both parties in advance.

12.                                                                                 Copyright and Trademarks.

Except as otherwise provided herein, Operator recognizes that, as between Broadcaster and Operator, Broadcaster has the exclusive right, title, and interest in and to the Stations’ Signals.

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

13.                                                                                 Unauthorized Use.

*

14.                                                                                 Assignment.

(a)                                  This Restatement may not be assigned by Operator without the prior written consent of Broadcaster, which shall not be unreasonably withheld, except that Operator may assign this Restatement without the consent of Broadcaster (but upon prior written notice to Broadcaster), with respect to one or more Systems, to (i) any entity controlled by, controlling, or under common control with Operator or (ii) any entity acquiring all or substantially all of the assets of Operator or the applicable System(s), provided any assignee assumes all of assignor obligations arising hereunder.  In the event of any valid assignment of this Restatement by Operator, Operator shall be relieved of all obligations arising thereafter, and Broadcaster shall look solely to the assignee for enforcement of such obligations.

(b)                                 This Restatement may not be assigned by Broadcaster without the prior written consent of Operator, which shall not be unreasonably withheld, except that Broadcaster may assign this Restatement without the consent of Operator (but upon prior written notice to Operator), with respect to one or more Stations, to (i) any Affiliate of Broadcaster or (ii) any entity acquiring all or substantially all of the assets of Broadcaster or the applicable Station(s), provided that any assignee assumes all of assignor obligations arising hereunder.  In the event of any valid assignment of this Restatement by Broadcaster, Broadcaster shall be relieved of all obligations arising thereafter, and Operator shall look solely to the assignee for enforcement of such obligations.

15.                                                                                 No Joint Venture or Relationship with Subscribers.

Nothing in this Restatement shall create any joint venture or principal-agent relationship between Broadcaster and Operator.  No Subscriber of Operator shall be deemed to have any direct or indirect contractual relationship with Broadcaster by virtue of this Restatement, nor shall any Subscriber be deemed to be a third party beneficiary of this Restatement.  Operator hereby acknowledges that it, and not Broadcaster, shall be fully liable for all claims and responsible for all matters with respect to Operator’s Subscribers except for claims for which Broadcaster shall indemnify Operator pursuant to this Restatement.

16.                                                                                 [Reserved.]

17.                                                                                 *

18.                                                                                 Definition of Subscriber.

“Subscriber” means any party intentionally authorized by any System to receive and is receiving television programming from such System.  Without limiting the generality of the foregoing, “Subscriber” shall include any authorized party residing in a residential location, such as each single-family dwelling (whether in a single-family or multi-unit building), hotel/motel guest room, hospital room, dormitory room, and prison cell, as well as each commercial location, such as each office building, lobby, common area, bar, restaurant, other

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

establishment or area to which the public may be admitted, and any other location which could offer the opportunity for public viewing of television programming, provided such Subscriber does not charge a fee for viewing.  For purposes of clarification, in the event Operator provides a Signal to Subscribers on a bulk-rate basis, then the number of Subscribers attributable to such bulk-rate party shall *  “Subscribers” shall not include (i) Subscribers who are not required by Operator or a System to pay for the level of service on which a Signal is distributed, and (ii) Subscribers who have not paid the amount that they are required to pay for the level of service on which a Signal is distributed and who subsequently have distribution of such level of service to them terminated.  Any Subscriber who receives a Signal in more than one (1) package of services, on more than one (1) basis from any System(s), or via more than one (1) distribution technology from Operator and/or any affiliate of Operator, shall be included in the Subscriber count as only one (1) Subscriber.

19.                                                                                 *

20.                                                                                 [Reserved.]

 21.                                                                              *

22.                                                                                 *

23.                                                                                 [Reserved.]

24.                                                                                 Notices.

All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by one party to the other party pursuant to this Restatement shall be in writing and shall be sent via registered or certified mail (return receipt requested) to the respective addresses listed below or such other address as may be specified by written notice by the party to whom the notice is to be given.  The date of mailing shall be deemed to be the date of the notice.

If to Broadcaster:	Hearst-Argyle Television, Inc.
Attn: General Counsel
888 Seventh Avenue
New York, NY 10023

With a copy to:	Wade H. Hargrove
Brooks, Pierce, McLendon, Humphrey & Leonard, LLP
150 Fayetteville Street Mall, Suite 1600
Raleigh, NC 27601

If to Operator:	Comcast Cable Communications, LLC
Attn: Vice President, Broadcaster Relations

One Comcast Center, 54th Floor
1701 John F. Kennedy Blvd.
Philadelphia, PA 19103-2838

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

With a copy to:	Comcast Cable Communications, LLC
Attn: General Counsel

One Comcast Center, 50th Floor
1701 John F. Kennedy Blvd.
Philadelphia, PA 19103-2838

25.                                                                                 Severability.

The invalidity or unenforceability of any provision of this Restatement shall in no way affect the validity or enforceability of any other provision of this Restatement.

26.                                                                                 Waiver.

Waiver of this Restatement shall not be deemed to have occurred, nor shall any breach be deemed excused, unless the waiver or excuse is in writing and signed by the party against whom the waiver or excuse is to be asserted.  Any waiver of default of any portion of this Restatement shall not constitute a waiver of any other portion hereof, or of any preceding, simultaneous, or succeeding default.

27.                                                                                 *

28.                                                                                 Entire Agreement, Attachments, and Captions.

This Restatement contains the entire understanding of the parties inclusive of Attachments and supersedes any previous agreement between them and may not be amended except by a writing executed on behalf of each party by, in the case of Broadcaster, an officer of Broadcaster and, in the case of Operator, by its Executive Vice President, Content Acquisition; Senior Vice President, Content Acquisition; President; or Chairman (each, an “Authorized Person”); provided, however, that any Authorized Person may, by written authorization, designate another person to execute such an instrument.  The captions used herein are for reference purposes only and shall not be used in the interpretation of this Restatement.  This Restatement has been fully reviewed and negotiated by the parties hereto and their respective counsel.  Accordingly, in interpreting this Restatement, no weight shall be placed upon which party hereto or its counsel drafted the provision being interpreted.

29.                                                                                 Confidentiality.

The terms and conditions of this Restatement (but not its existence) are confidential to Operator, Broadcaster, and their parent companies and subsidiaries of their parent companies and shall not be disclosed to any other entity or individual (except each party’s respective attorneys, accountants, and other professional advisors) without the other party’s prior written consent.  Notwithstanding the foregoing, disclosure may be made by a party (a) to the extent necessary to comply with law or the valid order of a court or agency of competent

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

jurisdiction, in which case any and all documents, information, or materials disclosed shall be marked “confidential” and the disclosing party shall use commercially reasonable efforts to ensure that the Restatement is covered by a protective order and shall notify the other of its intent to disclose all or part of the Restatement; (b) to submit reports and disclosure as may be required by the rules of any exchange or market on which such party’s (or such party’s successors’) securities are traded; (c) as part of its normal reporting to or review procedure of its parent company, its auditors, and its attorneys, provided that such parent company, auditors, and attorneys agree to be bound by the provisions of this Section; (d) in order to enforce its rights pursuant to this Restatement; and (e) to Lifetime Entertainment Services (“Lifetime”), provided that Lifetime agrees to be bound by the provisions of this Section.

30.                                                                                 Emergency Alert System.

Operator has represented to Broadcaster * Operator, accordingly, agrees as follows:

*

(f)            During the Term of this Restatement, Operator will not object to efforts by Broadcaster to secure repeal of any local government franchise or local law that requires Operator to override and interrupt Broadcaster’s Signal with Operator’s EAS messages.

31.                                                                                 Governing Law.

(a)                                  The obligations of Operator and Broadcaster under this Restatement are subject to all applicable federal, state and local laws, rules, and regulations (including, but not limited to, the Cable Communications Policy Act of 1984, as amended by the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and as further amended from time to time, the Communications Act of 1934, as amended, and the rules and regulations of the FCC).

(b)                                 This Restatement and all collateral matters relating thereto shall be construed in accordance with the laws of the State of New York applicable to agreements fully made and to be performed entirely within such State.

32.                                                                           Analog Agreement.

As of the Effective Date, Section 3 of the Analog Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Term.  Unless earlier terminated in accordance with the provisions of this Agreement, the term of this Agreement shall be for the period commencing on January 1, 2009, and continuing through the earlier of (a) * or (b) the date upon which all Stations cease transmitting their Signals.  In addition, this Agreement shall terminate and shall be of no further force and effect with respect to an individual Station and the System(s) carrying such Station’s Signal upon (x) the return of such Station’s analog broadcast spectrum to the FCC, (or other designated governmental agency) in accordance with the government-mandated digital transition scheduled as of the date hereof for February 17, 2009, or (y) the permanent cessation by

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

such Station of the transmission of its Signal for any other purpose other than as a result of a force majeure event as described in Section 5 herein.”

IN WITNESS WHEREOF, the parties have executed this Restatement as of the date first written above.

HEARST-ARGYLE TELEVISION, INC.                                                                                                            COMCAST CABLE COMMUNICATIONS, LLC

By:	/s/ Jonathan C. Mintzer	By:	/s/ Allan Singer

Name:	Jonathan C. Mintzer	Name:	Allan Singer

Title:	Vice President, General Counsel & Secretary	Title:	SVP

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

ATTACHMENT 1

HEARST-ARGYLE STATIONS

As of 10/01/08

Call	Channel	Affiliation	City of License	Licensee
KCCI(TV)	8	CBS	Des Moines, Iowa	Des Moines Hearst-Argyle Television, Inc.
KCRA-TV	3	NBC	Sacramento, California	Hearst-Argyle Stations, Inc.
KCWE-TV	29	CW	Kansas City, Missouri	KCWE-TV Company
KETV(TV)	7	ABC	Omaha, Nebraska	KETV Hearst-Argyle Television, Inc.
KHBS(TV)	40	ABC	Fort Smith, Arkansas	KHBS Hearst-Argyle Television, Inc.
KHOG-TV	29	ABC	Fayetteville, Arkansas	KHBS Hearst-Argyle Television, Inc.
KHVO(TV)	13	ABC	Hilo, Hawaii	Hearst-Argyle Stations, Inc.
KITV(TV)	4	ABC	Honolulu, Hawaii	Hearst-Argyle Stations, Inc.
KMAU(TV)	12	ABC	Wailuku, Hawaii	Hearst-Argyle Stations, Inc.
KMBC-TV	9	ABC	Kansas City, Missouri	KMBC Hearst-Argyle Television, Inc.
KOAT-TV	7	ABC	Albuquerque, New Mexico	KOAT Hearst-Argyle Television, Inc.
KOCO-TV	5	ABC	Oklahoma City, Oklahoma	Ohio/Oklahoma Hearst-Argyle Television, Inc.
KOCT(TV)	6	ABC	Carlsbad, New Mexico	KOAT Hearst-Argyle Television, Inc.
KOVT(TV)	10	ABC	Silver City, New Mexico	KOAT Hearst-Argyle Television, Inc.
KQCA(TV)	58	MNT	Stockton, California	Hearst-Argyle Stations, Inc.
KSBW(TV)	8	NBC	Salinas, California	Hearst-Argyle Stations, Inc.
WAPT(TV)	16	ABC	Jackson, Mississippi	WAPT Hearst-Argyle Television, Inc.
WBAL-TV	11	NBC	Baltimore, Maryland	WBAL Hearst-Argyle Television, Inc.
WCVB-TV	5	ABC	Boston, Massachusetts	WCVB Hearst-Argyle Television, Inc.
WDSU(TV)	6	NBC	New Orleans, Louisiana	New Orleans Hearst-Argyle Television, Inc.
WESH(TV)	2	NBC	Daytona Beach, Florida	Orlando Hearst-Argyle Television, Inc.
WGAL(TV)	8	NBC	Lancaster, Pennsylvania	WGAL Hearst-Argyle Television, Inc.
WISN-TV	12	ABC	Milwaukee, Wisconsin	WISN Hearst-Argyle Television, Inc.
WKCF(TV)	18	CW	Clermont, Florida	Orlando Hearst-Argyle Television, Inc.
WLKY-TV	32	CBS	Louisville, Kentucky	WLKY Hearst-Argyle Television, Inc.
WLWT(TV)	5	NBC	Cincinnati, Ohio	Ohio/Oklahoma Hearst-Argyle Television, Inc.
WMOR-TV	32	IND	Lakeland, Florida	WMOR-TV Company
WMTW-TV	8	ABC	Poland Spring, Maine	Hearst-Argyle Properties, Inc.
WMUR-TV	9	ABC	Manchester, New Hampshire	Hearst-Argyle Properties, Inc.
WNNE-TV	31	NBC	Hartford, Vermont	Hearst-Argyle Stations, Inc.
WPBF(TV)	25	ABC	Tequesta, Florida	WPBF-TV Company
WPTZ(TV)	5	NBC	North Pole, New York	Hearst-Argyle Stations, Inc.
WTAE-TV	4	ABC	Pittsburgh, Pennsylvania	WTAE Hearst-Argyle Television, Inc.
WXII-TV	12	NBC	Winston-Salem, North Carolina	WXII Hearst-Argyle Television, Inc.
WYFF(TV)	4	NBC	Greenville, South Carolina	WYFF Hearst-Argyle Television, Inc.

* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

ATTACHMENT 2

COMCAST SYSTEMS

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* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.

ATTACHMENT 3

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* This information has been redacted pursuant to a request for confidential  treatment submitted to the SEC on October 31, 2008.  We have filed the redacted material separately with the SEC.